Exhibit 99

AlphaRx Launches Indaflex™ To Mexican Physicians

Tuesday June 14, 8:00AM EST

Markham, Ontario - June 14, 2005 - AlphaRx Inc. (OTCBB: ALRX) is pleased to announce that its lead product, Indaflex, is now officially available for purchase by prescription in Mexico. Indaflex was officially launched on June 1st via a media conference that had over 100 medical specialists in attendance along with numerous reporters. As a result, the Indaflex launch garnered much media attention and created medical community awareness.

During the media conference, the well-renowned Dr. Roy Altman made a presentation which provided an overview of existing arthritis treatments, on behalf of Industria Farmaceutica Andromaco S.A. de C.V. ("Andromaco"). Dr. Joseph Schwarz, Chief Scientist at AlphaRx, followed up with a presentation about Indaflex, its unique properties and its effectiveness.

Andromaco will represent AlphaRx in Mexico. Andromaco is a well-established pharmaceutical company headquartered in Mexico City and will be responsible for the manufacturing, sales, marketing and distribution of Indaflex throughout Mexico. Andromaco will sell Indaflex through its direct sales force of approx. 25 people, as well as through a contract sales organization's sales force of over 100 people. Under the Terms of the Agreement, AlphaRx will receive a royalty equal to 15% of Andromaco's gross sales of Indaflex.

Currently, the Mexican market for topical analgesics is approximately $80 million. The leading drug generates $10 million in sales.

It was anticipated that Indaflex would originally be made available in Mexico in February 2005. However, the original launch was delayed until June 1st as a result of manufacturing and packaging issues.

It is estimated that it will take several months for Indaflex sales and awareness to ramp up. As such, the contribution to AlphaRx's fiscal 2005, ending September 30, will be quite modest.

AlphaRx President and CEO, Michael Lee stated, "This is a great achievement for AlphaRx. We are very excited about our prospects in Mexico and believe that our partner Andromaco has the resources and the reputation to do an exceptional job of marketing Indaflex."

Indaflex has not been approved by the U.S. Food and Drug Administration (FDA) and is not available for sale in U.S. In order to sell Indaflex in the U.S. and Canada, successful completion of human and clinical trials as well as regulatory approval is required.

About Indaflex™

Indaflex™ is AlphaRx's topical NSAID (Non-Steroidal Anti-inflammatory Drug) formulation intended for use in the treatment symptoms of arthritis. Indaflex's active ingredient, Indomethacin, has long-standing and proven clinical treatment records. With AlphaRx's enhanced proprietary delivery system, the company believes its clinical effectiveness will be significantly enhanced compared to other topical preparations. Topical Indaflex delivery, the Company anticipates, will circumvent the significant GI side-effects found with orally ingested NSAID's

About AlphaRx Inc. (www.AlphaRx.com)

AlphaRx is an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method.

FORWARD LOOKING STATEMENTS:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the Company.

This press release is available on the company's official on-line investor relations site for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com and view the "AlphaRx" Investor Discussion and Contact Forum. In addition, investors are asked to e-mail all questions and correspondence to ALRX@Agoracom.com

For more information, please contact:

Agora Investor Relations Corp.

Web: http://www.agoracom.com
E-mail: ALRX@Agoracom.com